Filed Pursuant to Rule 424(b)(7)
Registration No. 333-240310
PROSPECTUS SUPPLEMENT
(To prospectus dated August 14, 2020)

Turning Point Brands, Inc.

Selling Stockholders

2,000,000 Shares of Common Stock
This prospectus supplement relates to the offer and sale of 2,000,000 shares of our common stock by the selling stockholders identified in this prospectus supplement. Such offer and sale are made pursuant to that certain Registration Statement on Form S-3 declared effective by the Securities and Exchange Commission, or SEC, on August 14, 2020 (Registration No. 333-240310).
We are not selling any securities under this prospectus supplement and will not receive any of the proceeds from the sale of these shares by the selling stockholders. We will pay the expenses incurred in registering the shares, including legal and accounting fees, but will not pay underwriting fees of commissions.
Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “TPB.” On February 12, 2021, the closing price of our common stock was $59.00 per share.
Investing in our securities involves risks. See “Risk Factors” commencing on page S-10 of this prospectus supplement, page 2 of the accompanying prospectus and similar sections in the documents incorporated by reference herein. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference before making any investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$56.00	$112,000,000
Underwriting discount	$0.55	$1,100,000
Proceeds, before expenses, to the selling stockholders	$55.45	$110,900,000
The underwriter has the option for a period of up to two business days from the date of this prospectus supplement to purchase up to 300,000 additional shares, for the purpose of covering overallotments, if any, from certain of the selling stockholders at the public offering price, less the underwriting discounts and commissions payable by the selling stockholders. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by the selling stockholders will be $1,265,000, and the total proceeds to the selling stockholders, before expenses, will be $127,535,000.
The underwriter expects to deliver the shares of common stock against payment on or about February 18, 2021.
Sole Book-Running Manager
Barclays
The date of this prospectus supplement is February 16, 2021.

Prospectus Supplement
Prospectus
You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, nor have the selling stockholders or the underwriter (or any of our or their respective affiliates), authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement. We do not, nor do the selling stockholders or the underwriter (or any of our or their respective affiliates), take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We, the selling stockholders and the underwriter (or any of our or their respective affiliates) are not making an offer to sell our securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus supplement is only accurate as of the date on the front cover page of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since such date.
Unless the context otherwise indicates, the terms the “Company,” “we,” “us” and “our” used in this prospectus supplement refer to Turning Point Brands, Inc. and its consolidated subsidiaries. References to “TPB” refer to Turning Point Brands, Inc. without any of its subsidiaries. The phrase “this prospectus supplement” refers to this prospectus supplement.
S-i

About This Prospectus Supplement
This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering of shares. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, the selling stockholders may offer and sell common stock, from time to time, in one or more offerings.
You should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” on page S-26 of this prospectus supplement and page 4 of the accompanying prospectus, in making your investment decision.
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, and depend on circumstances, that may or may not occur in the future. As a result, actual events may differ materially from those expressed in, or suggested by, the forward-looking statements. Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein speaks only as of the date hereof or thereof, as applicable. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation, and do not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to:
•	declining sales of tobacco products, and the expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	our business may be damaged by events outside of our suppliers’ control, such as the impact of epidemics (e.g., coronavirus), political upheavals, or natural disasters;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	our products are subject to developing and unpredictable regulation, for example, current court action moving forward certain substantial Pre Market Tobacco Application obligations;
•	some of our products contain nicotine, which is considered to be a highly addictive substance;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco- and vapor-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	our amount of indebtedness;
•	the terms of the indenture governing the notes and the New Revolving Credit Facility, which may restrict our current and future operations;
•	intense competition and our ability to compete effectively;
•	uncertainty and continued evolution of markets containing our NewGen products;
•	significant product liability litigation;
•	the scientific community’s lack of information regarding the long-term health effects of certain substances contained in some of our products;
•	requirement to maintain compliance with master settlement agreement escrow account;
•	competition from illicit sources;
•	our reliance on information technology;

•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on or misappropriation of our intellectual property;
•	third-party claims that we infringe on or misappropriate their intellectual property;
•	failure to manage our growth;
•	failure to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions;
•	the effect of the COVID-19 pandemic on our business;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	sensitivity of end-customers to increased sales taxes and economic conditions;
•	failure to comply with certain regulations;
•	departure of key management personnel or our inability to attract and retain talent;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;
•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•	our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or mergers;
•	our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors; and
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us;

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock; and
•
the other risk factors described in detail in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020 (the “2020 Annual Report”), in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on April 28, 2020 (the “Q1 Quarterly Report”), in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on July 28, 2020 (the “Q2 Quarterly Report”), and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, filed with the SEC on October 27, 2020 (the “Q3 Quarterly Report”) in any subsequent filings with the SEC, and in this prospectus supplement.

Although we believe that these forward-looking statements are based upon reasonable assumptions, these assumptions are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. Accordingly, we cannot give any assurance that our expectations will in fact occur and caution that actual results may differ materially from those in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements.

SUMMARY
The following summary provides an overview of selected information related to this offering and does not contain all the information that you should consider before investing in our securities. You should carefully read this entire prospectus supplement, accompanying prospectus and the documents incorporated by reference herein, including the risks of investing discussed under “Risk Factors” herein and similar sections in the documents incorporated by reference, the financial statements and related notes and other information incorporated by reference herein and, if applicable, any related free writing prospectus, and the additional information described under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” before buying securities covered by this prospectus supplement. References to the “selling stockholders” are to Standard General Master Fund L.P., Standard General Master Fund II L.P., P Standard General Ltd and Standard General Focus Fund L.P. (collectively, the “Standard General Funds” and, together with Standard General L.P., their investment manager, “Standard General”).
About Turning Point Brands, Inc.
Overview
We are a leading manufacturer, marketer and distributor of branded consumer products. We sell a wide range of products to adult consumers consisting of staple products with our iconic brands Zig-Zag® and Stoker’s® to our next generation products to fulfill evolving consumer preferences. Among other markets, we compete in the alternative smoking accessories and Other Tobacco Products (“OTP”) industries. The alternative smoking accessories market is a dynamic market experiencing robust secular growth driven by cannabinoid legalization in the U.S. and Canada, and positively evolving consumer perception and acceptance in North America. The OTP industry, which consists of non-cigarette tobacco products, is estimated to have generated approximately $11.5 billion of manufacturer revenue in 2019 and is exhibiting low to mid-single digit consumer unit growth as reported by Management Science Associates, Inc. (“MSAi”), a third-party analytics and information company. Our three focus segments are led by our core, proprietary brands: Stoker’s® along with Beech-Nut® and Trophy® in Smokeless Products; Zig-Zag® in Smoking Products; and Nu-X®, Solace® along with our distribution platforms (VaporBeast®, VaporFi® and Direct Vapor®) in NewGen. Our businesses generate solid cash flow which we use to finance acquisitions, increase brand support, expand our distribution infrastructure, and strengthen our capital position. We currently ship to approximately 800 distributors with an additional 100 secondary, indirect wholesalers in the U.S. that carry and sell our products. Under the leadership of a senior management team with extensive experience in the consumer products, alternative smoking accessories and tobacco industries, we have grown and diversified our business through new product launches, category expansions, and acquisitions while concurrently improving operational efficiency.
We have identified additional growth opportunities in the emerging alternatives market. In January 2019, we established our subsidiary, Nu-X Ventures LLC (“Nu-X”), a new wholly owned company and wholly-owned subsidiary dedicated to the development, production and sale of alternative products and acquisitions in related spaces. The creation of Nu-X allows us to leverage our expertise in traditional OTP management to alternative products. Our management team has extensive experience navigating federal, state and local regulations that are directly applicable to the growing alternatives market. In July 2019, we acquired the assets of Solace Technology (“Solace”). Solace is an innovative product development company which established one of the top e-liquid brands and has since grown into a leader in alternative products. Solace’s legacy and innovation enhanced Nu-X’s strong and nimble development engine.
We believe there are meaningful opportunities to grow through acquisitions and joint ventures across all product categories. As of December 31, 2019, our products are available in approximately 185,000 U.S. retail locations which, with the addition of retail stores in Canada, brings our total North American retail presence to an estimated 210,000 points of distribution. Our sales team targets widespread distribution to all traditional retail channels, including convenience stores.
Recent Developments
Senior Secured Notes and New Revolving Credit Agreement
On February 11, 2021 (the “Note Offering Closing Date”), the Company closed an offering of $250 million aggregate principal amount of its 5.625% Senior Secured Notes due 2026 (the “Notes”). Proceeds from the sale of the Notes were used (i) to repay all obligations under and terminate the Company’s Amended and Restated First Lien Credit Agreement dated as of March 7, 2018, as amended (the “2018 Credit Facility”), (ii) to pay related fees, costs and expenses and (iii) for general corporate purposes.
The Notes mature on February 15, 2026 and bear interest at a rate of 5.625% per annum. Interest on the Notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2021. Obligations under the Notes are guaranteed by the Company’s existing and future wholly-owned domestic subsidiaries (the “Guarantors”) that guarantee any Credit Facility (as defined in the Indenture) or capital markets debt securities of the Company or Guarantors in excess of $15.0 million . The Notes and the related guarantees are secured by first-priority liens on substantially all of the assets of the Company and the Guarantors, subject to certain exceptions. The New Revolving Credit Facility (as defined) is secured on a pari passu basis with the Notes.
On the Note Offering Closing Date, the Company entered into a revolving credit agreement (the “New Revolving Credit Agreement”) governing its secured revolving credit facility (the “New Revolving Credit Facility”) with the lenders party thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent and collateral agent (in such capacity, the “Agent”). The New Revolving Credit Agreement provides for a revolving line of credit up to $25.0 million. Letters of credit are limited to $10 million (and are a part of, and not in addition to, the revolving line of credit). The Company did not draw any borrowings on the Note Offering Closing Date but did have letters of credit of approximately $3.6 million outstanding under the New Revolving Credit Facility. The New Revolving Credit Facility will mature on August 11, 2025 if none of the Company’s 2.50% Convertible Senior Notes (the “Convertible Senior Notes”) are outstanding, and if any Convertible Senior Notes are outstanding, the date which is 91 days prior to the maturity date of July 15, 2024 for such Convertible Senior Notes. Interest is payable on the New Revolving Credit Facility at a fluctuating rate of interest determined by reference to the Eurodollar rate plus an applicable margin of 3.50% (with step-downs upon de-leveraging). The Company also has the option borrow at a rate determined by reference to the base rate.
Financial Results
We are currently finalizing our financial results for the three months and year December 31, 2020. The financial results discussed below for the three months and year ended December 31, 2020 are preliminary, based upon our estimates and subject to completion of financial and operating closing procedures. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Accordingly, you should not place undue reliance on this preliminary data. Please see “Cautionary Note Regarding Forward-Looking Statements.” This data has been prepared by and is the responsibility of our management. Our independent registered public accounting firm, RSM US LLP, has not audited, reviewed, compiled or performed any procedures, and will not express an opinion or any other form of assurance with respect to these estimates as they are preliminary in nature. The summary is not a comprehensive statement of our financial results or operating metrics for this period and our actual results and metrics may differ materially from these estimates following the completion of our financial and operating closing procedures, or as a result of other adjustments or developments that may arise before the results for this period are finalized. In addition, even if our actual results and metrics are consistent with these preliminary results, those results or developments may not be indicative of results or developments in subsequent periods.
On February 10, 2021, the Company issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2020. For the fourth quarter of 2020 net sales were $105.3 million, net income was $12.7 million, Adjusted EBITDA was $25.8 million, diluted EPS was $0.65 and Adjusted Diluted EPS was $0.84. These estimates are unaudited and preliminary, subject to completion of financial closing procedures that could result in changes to the amount, and do not present all information necessary for an understanding of the Company’s financial conditions.
To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA and Adjusted diluted EPS. We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Adjusted EBITDA and Adjusted diluted EPS are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and are presented to our board of directors. We believe that EBITDA, Adjusted EBITDA and Adjusted diluted EPS are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization. We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance. We define “Adjusted diluted EPS” as diluted earnings per share excluding items that we do not consider ordinary course in our evaluation of ongoing operating performance.
Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA and Adjusted diluted EPS exclude significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations. In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.
In accordance with SEC rules, we have provided, in the supplemental information attached, a reconciliation of the non-GAAP measures to the next directly comparable GAAP measures.
The following tables reconcile EBITDA and Adjusted EBITDA to Net Income and Adjusted diluted EPS to diluted EPS, in each case for the three months ended December 31, 2020:
Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)
(unaudited)
Three Months Ended December 31, 2020
Consolidated net income	$ 12,743
Add:
Interest expense, net	5,028
Income tax expense	3,986
Depreciation expense	755
Amortization expense	477
EBITDA	$ 22,989
Components of Adjusted EBITDA
Other (a)	501
Stock options, restricted stock, and incentives expense (b)	568
Transactional expenses and strategic initiatives (c)	1,178
New product launch costs (d)	—
FDA PMTA (e)	—
Corporate and vapor restructuring (f)	517
Adjusted EBITDA	$ 25,753
(a)	Represents LIFO adjustment, non-cash pension/postretirement expense (income) and foreign exchange hedging.
(b)	Represents non-cash stock options, restricted stock, incentives expense and Solace performance stock units.
(c)	Represents the fees incurred for transaction expenses and strategic initiatives.
(d)	Represents product launch costs of our new product lines.
(e)	Represents costs associated with applications related to the FDA premarket tobacco product application (“PMTA”).
(f)
Represents costs associated with corporate and vapor restructuring including severance and inventory reserves. Costs during the three month period ended December 31, 2020 represent the costs from the retirement of a senior executive.

Turning Point Brands
Reconciliation of GAAP diluted EPS to Adjusted diluted EPS
(dollars in thousands except share data)
(unaudited)
Three Months Ended December 31, 2020
GAAP EPS	$0.65
Other (a)	0.02
Stock options, restricted stock, and incentives expense (b)	0.02
Transactional expenses and strategic initiatives (c)	0.05
New product launch costs (d)	—
FDA PMTA (e)	—
Corporate and vapor restructuring (f)	0.02
Amortization of debt discount (g)	0.07
Impact of quarterly tax items to effective tax rate (h)	0.01
Adjusted diluted EPS	$0.84
Total may not foot due to rounding
(a)	Represents LIFO adjustment, non-cash pension/ postretirement expense (income) and foreign exchange hedging tax effected at the quarterly effective tax rate.
(b)	Represents non-cash stock options, restricted stock, incentives expense and Solace performance stock units tax effected at the quarterly effective tax rate.
(c)	Represents the fees incurred for transaction expenses and strategic initiatives tax effected at the quarterly effective tax rate.
(e)	Represents costs associated with applications related to the FDA premarket tobacco product application (“PMTA”) tax effected at the quarterly effective tax rate.
(f)
Represents costs associated with corporate and vapor restructuring including severance and inventory reserves tax effected at the quarterly effective tax rate. Costs during the three month period ended December 31, 2020 represent the costs from the retirement of a senior executive.

(g)	Represents amortization of debt discount tax effected at the quarterly effective tax rate.
(h)	Represents adjustment from quarterly tax rate to annual projected tax rate of 23% in 2020 and 20% in 2019 .
COVID-19 Impact
As a result of the extraordinary situation caused by the COVID-19 pandemic, our focus is on the safety and well-being of our colleagues and the communities and customers we serve. As an organization, we have implemented several changes to enhance safety and mitigate health risk in our work environment. For our warehouse and manufacturing operations, these include split shifts, temperature scans, additional contactless hand sanitizing stations, protective equipment, social distancing guidelines, and increased cleaning and sanitization. These changes resulted in higher operational costs related to maintaining a safer work environment and fulfilling orders.
We cancelled all unnecessary travel and facilitated telecommuting where possible. Like many companies, we have changed the way we communicate through increased use of videoconferencing and have implemented tele-selling initiatives through our sales force. Some of these changes that are proving to be efficient are likely to remain in-place even after this crisis and lead to on-going cost savings. We have also put a hold on new spending commitments as we cautiously manage through this environment.
We hired additional employees in our Louisville facility and implemented temporary wage increases for our hourly employees to meet increased demand. We shifted production capacity to manufacture hand sanitizers and have donated bottles to hospitals, nursing homes and first responders in our local communities.
COVID-19 may impact our results. Our third-party cigar wrap manufacturer in the Dominican Republic was temporarily shut down at the beginning of the pandemic, but has since operated without interruption. Our supply chain has remained operational otherwise. Select budgeted annual price increases will be delayed. Our B2C platforms have seen elevated sales levels from consumer shifts to online purchasing, and we gained market share. We continue to monitor this challenging environment closely and will make necessary adjustments as needed to make sure we are serving our employees and customers, while also protecting the safety of employees and communities.

If the impact of the COVID-19 pandemic continues for an extended period of time or worsens, it could have a material adverse effect on our supply chain or workforce, either of which could have a material adverse effect on our business, financial condition and liquidity.
Assignment of the Zig-Zag Distribution and License Agreements
Since 1992 we (or our predecessor, as applicable) have been party to two long-term license and distribution agreements with respect to the sales of cigarette papers, cigarette tubes, and cigarette injector machines respect to distribution of these products in the U.S. and Canada (collectively, the “Distribution Agreements”). Under the Distribution Agreements, we have the exclusive right to purchase certain products bearing the Zig-Zag® brand name for resale in the U.S. and Canada. We subsequently entered into two additional License and Distribution Agreements (the “License Agreements”), which permit us the exclusive use of the Zig-Zag® brand name in the U.S. for e-cigarettes and any related accessories, as well as paper cone products. All of these contracts were initially entered into with Bolloré SE (“Bolloré”). In November of 2020, Bolloré assigned the Distribution Agreements and the License Agreements to Republic Technology International SAS (“RTI”). For a number of years RTI has been the outsourced manufacturer of cigarette papers, cigarette tubes, cigarette injector machines and certain other distribution products bearing the Zig-Zag® name. We do not expect the assignment of the Distribution Agreements or the License Agreements to have an effect on the Company’s business.
Durfort Holdings
In June 2020, we purchased certain tobacco assets and distribution rights from Durfort and Blunt Wrap USA for $47.8 million in total consideration, comprised of $37.8 million in cash, including $1.8 million of capitalized transaction costs, and a $10.0 million promissory note issued to the sellers. With this transaction, we acquired co-ownership in the intellectual property rights of all of Durfort’s and Blunt Wrap USA’s Homogenized Tobacco Leaf (HTL) cigar wraps and cones. We also entered into an exclusive Master Distribution Agreement to market and sell the original Blunt Wrap® cigar wraps within the USA which is expected to be effective within 120 days of the closing. Durfort is an industry leader in alternative cigar and cigar wrap manufacturing and distribution. Blunt Wrap USA has been an innovator of new products in the smoking alternative market since 1997 and has secured patents in the USA and internationally for novel smoking wrappers and cones.
Standard Diversified Inc. (“SDI”) Reorganization
On July 16, 2020, we completed our merger with Standard Diversified Inc. (“SDI”), whereby SDI was merged into a wholly-owned subsidiary of TPB in a tax-free downstream merger. Under the terms of the agreement, the holders of SDI’s Class A Common Stock and SDI’s Class B Common Stock (collectively, “SDI Common Stock”) received in the aggregate, in return for their SDI Common Stock, TPB voting common stock, par value $0.01 (“TPB Common Stock”) at a ratio of 0.52095 shares of TPB Common Stock for each share SDI Common Stock. SDI divested its assets prior to close of the merger such that SDI’s net liabilities at closing were minimal and the only assets that it retained were its remaining TPB Common Stock holdings. We no longer have a controlling shareholder and 244,214 shares of TPB Common Stock were retired in connection with the merger.
Premarket Tobacco Applications
We submitted Premarket Tobacco Applications (“PMTAs”) covering 250 products to the FDA prior to the September 9, 2020 submission deadline. The PMTAs cover a broad assortment of products in the vapor category including multiple proprietary e-liquid offerings in varying nicotine strengths, technologies and sizes; proprietary replacement parts and components of open system tank devices through partnerships with two leading manufacturers for exclusive distribution of products in the United States; and a closed system e-cigarette.
Wild Hempettes LLC
On October 1, 2020, we acquired a 20% stake in Wild Hempettes a leading manufacturer of hemp cigarettes under the WildHemp™ and Hempettes™ brands, for $2.5 million. We have options to increase our stake to a 100% ownership position based on certain milestones. As part of the transaction, the Wild Hempettes joint venture was spun off from Crown Distributing LLC and formed as a vehicle for us to be the exclusive distributor of Hempettes™ to U.S. bricks and mortar retailers under a profit-sharing arrangement.

Sale of Vapor Shark Retail Assets
On October 1, 2020, we sold the assets of our remaining seven Vapor Shark retail stores in Oklahoma. We will receive monthly royalties over the next 4 years as consideration for the assets. Net sales and gross profit from these stores were $2.9 million and $1.6 million, respectively, for the nine months ended September 30, 2020.
dosistTM
On October 27, 2020, we invested $15.0 million in dosistTM, a global cannabinoid company, with an option to invest an additional $15.0 million on pre-determined terms over the next 12 months. Our investments consists of a warrant to receive preferred shares of dosist that will automatically be exercised upon the changing of federal laws in the United States, rescheduling cannabis and/or permitting the general cultivation, distribution and possession of cannabis. As part of the investment, we also entered into an exclusive co-development and distribution of a new national CBD brand, created in partnership with dosist.
Corporate Information
We were incorporated in 2004 in Delaware under the name North Atlantic Holding Company, Inc. On November 4, 2015, we changed our name to Turning Point Brands, Inc. Our principal executive offices are located at 5201 Interchange Way, Louisville, Kentucky 40229, and our telephone number is (502) 778-4421. Our common stock is listed on the New York Stock Exchange under the symbol “TPB.” Our website is www.turningpointbrands.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.
Implications of Being an Emerging Growth Company
We are an “emerging growth company” as defined under the federal securities laws. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Investors may find our common stock less attractive because we may rely on these exemptions, which include but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to opt out of the extended transition period for complying with the revised accounting standards.
If investors find our common stock less attractive as a result of exemptions and reduced disclosure requirements, there may be a less active trading market for our common stock and the price of our common stock may be more volatile or decrease.

THE OFFERING
Common stock offered by selling stockholders
Up to 2,300,000 shares of common stock, which includes 300,000 shares offered by the Standard General Funds subject to the exercise in full of the underwriter’s option to purchase additional shares, for the purpose of covering overallotments, if any.
Common stock to be outstanding immediately before and after the offering
19,094,836 shares
Listing
Our common stock is listed on the NYSE under the symbol “TPB.”
Dividend Policy
On November 9, 2017, our Board of Directors approved the initiation of a cash dividend to shareholders. The initial quarterly dividend of $0.04 per common share was paid on December 15, 2017 to shareholders of record at the close of business on November 27, 2017. The most recent dividend of $0.05 per common share, an increase of approximately 25%, was paid on January 8, 2021, to shareholders of record at the close of business on December 18, 2020. Future dividend amounts will be considered after reviewing financial results and capital needs and will be declared at the discretion of the Company’s board of directors.
Risk Factors
Investing in our common stock involves a high degree of risk. Please see “Risk Factors” beginning on page S-10 of this prospectus supplement, page 2 of the accompanying prospectus and the risk factors set forth in the documents incorporated by reference for a discussion of risks to consider before deciding to purchase shares of our common stock.
Lock-Up
The Company and the selling stockholders have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 75 after the date of this prospectus supplement, except with the prior written consent of the underwriter. This agreement does not apply to any existing employee benefit plans.
Use of proceeds
We will not receive any of the proceeds from the sale of the shares offered by this prospectus supplement.
Except as otherwise indicated, the number of shares of common stock to be outstanding following the offering is based on 19,094,836 fully paid shares outstanding at February 8, 2021, which excludes:
•	711,060 shares of common stock issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $19.58 per share;
•	459,411 shares of common stock issuable upon the vesting of restricted stock units (including performance-based restricted stock units);
•
315,702 shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan, which we adopted on April 28, 2016 (the “2015 Equity Incentive Plan”), as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan; and

•	3,202,808 shares of our common stock reserved for issuance in connection with the potential conversion of our convertible notes.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should consider carefully the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q filed with the SEC and other filings we make with the SEC from time to time, each of which is incorporated herein by reference in its entirety, as well as other information in or incorporated by reference in this prospectus supplement and the “Risk Factors” section in this prospectus supplement, before purchasing our securities. Each of these risk factors, as well as any additional risks and uncertainties not known to us or currently deemed immaterial, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.
Additional risks and uncertainties beyond those set forth in our reports and not presently known to us or that we currently deem immaterial may also affect our operations. Any risks and uncertainties, whether set forth in our reports or otherwise, could cause our business, financial condition, results of operations and future prospects to be materially and adversely harmed. The trading price of our common stock could decline due to any of these risks and uncertainties, and, as a result, you may lose all or part of your investment.
Risks Related to this Offering
Our principal stockholder is able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers.
After giving effect to this offering, Standard General will directly own approximately 21.2% of our common stock. As a result of their holdings Standard General will continue to be able to exert significant influence over our operations and business strategy as well as matters requiring stockholder approval. Standard General’s ownership position could also have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in the best interests of our company.
Our certificate of incorporation provides that the doctrine of “corporate opportunity” will not apply against Standard General in a manner that would prohibit them from investing in competing businesses or doing business with our customers. To the extent they invest in such other businesses, Standard General may have differing interests than our other stockholders. In addition, Standard General is permitted to engage in business activities or invest in or acquire businesses which may compete with or do business with any competitors of ours.
Furthermore, Standard General is in the business of managing investment funds and therefore may pursue acquisition opportunities that may be complementary to our business and, as a result, such acquisition opportunities may not be available to us.
The reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price.
We are an “emerging growth company” as defined under the federal securities laws. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not Emerging Growth Companies. Investors may find our common stock less attractive because we may rely on these exemptions, which include but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the Jumpstart our Business Startups (“JOBS”) Act provides that an Emerging Growth Company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to opt out of the extended transition period for complying with the revised accounting standards.
If investors find our common stock less attractive as a result of exemptions and reduced disclosure requirements, there may be a less active trading market for our common stock at the time of conversion and our stock price may be more volatile or decrease.

Our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock.
Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our certificate of incorporation, bylaws and applicable law could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:
•	limitations on the removal of directors;
•	limitations on the ability of our stockholders to call special meetings;
•	limitations on stockholder action by written consent;
•	establishing advance notice provisions for stockholder proposals and nominations for elections to our board of directors to be acted upon at meetings of stockholders; and
•	limitations on the ability of our stockholders to fill vacant directorships or amend the number of directors constituting our board of directors.
Our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights.
For so long as we or one of our subsidiaries is party to any of the Bolloré distribution agreements, our certificate of incorporation will limit the ownership of common stock by any “Restricted Investor” to 14.9% of our outstanding common stock and shares convertible or exchangeable therefor (including our non-voting common stock) (the “Permitted Percentage”). A “Restricted Investor” is defined as: (i) any entity that directly or indirectly manufactures, sells, markets, distributes or otherwise promotes cigarette paper booklets, filter tubes, injector machines or filter tips in the United States, the District of Columbia, the territories, possessions and military bases of the United States and the Dominion of Canada (a “Bolloré Competitor”), (ii) any entity that owns more than a 20% equity interest in any Bolloré Competitor, or (iii) any person who serves as a director or officer of, or any entity that has the right to appoint an officer or director of, any Bolloré Competitor or of any entity that owns more than a 20% equity interest in any Bolloré Competitor (each, a “Restricted Investor”). Our certificate of incorporation further provides that any issuance or transfer of shares to a Restricted Investor in excess of the Permitted Percentage will be ineffective as against us and that neither we nor our transfer agent will register the issuance or transfer of shares or be required to recognize the transferee or owner as a holder of our common stock for any purpose except to exercise our remedies described below. Any shares in excess of the Permitted Percentage in the hands of a Restricted Investor will not have any voting or dividend rights and are subject to redemption by us in our discretion. The liquidity or market value of the shares of our common stock may be adversely impacted by such transfer restrictions.
As a result of the above provisions, a proposed transferee of our common stock that is a Restricted Investor may not receive any return on its investment in shares it purchases or owns, as the case may be, and it may sustain a loss. We are entitled to redeem all or any portion of such shares acquired by a Restricted Investor in excess of the Permitted Percentage (“Excess Shares”) at a redemption price based on a fair market value formula that is set forth in our certificate of incorporation, which may be paid in any form, including cash or promissory notes, at our discretion. Excess Shares not yet redeemed will not be accorded any voting, dividend or distribution rights while they constitute Excess Shares. As a result of these provisions, a stockholder who is a Restricted Investor may be required to sell its shares of our common stock at an undesirable time or price and may not receive any return on its investment in such shares. However, we may not be able to redeem Excess Shares for cash because our operations may not have generated sufficient excess cash flow to fund the redemption and we may incur additional indebtedness to fund all or a portion of such redemption, in which case our financial condition may be materially weakened.
Our certificate of incorporation permits us to require that owners of any shares of our common stock provide certification of their status as a Restricted Investor. In the event that a person does not submit such documentation, our certificate of incorporation provides the company with certain remedies, including the suspension of the payment of dividends and distributions with respect to shares held by such person and deposit of any such dividends and distributions into an escrow account. As a result of non-compliance with these provisions, an owner of our shares of our common stock may lose significant rights associated with those shares.
Although our certificate of incorporation contains the above provisions intended to assure compliance with the restrictions on ownership of our common stock by Restricted Investors, we may not be successful in monitoring or enforcing the provisions. A failure to enforce or otherwise maintain compliance could lead Bolloré to exercise its termination rights under the agreements, which would have a material and adverse effect on our financial position and our results of operations.
In addition to the risks described above, the foregoing restrictions could delay, defer or prevent a transaction or change in control that might involve a premium price for our common stock or that might otherwise be in the best interest of our stockholders.
The underwriter of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.
Each of us and the selling stockholders (the “Lock-Up Parties”) has entered into lock-up agreements with respect to their common stock, pursuant to which they are subject to certain resale restrictions for a period of 75 days following the date of this prospectus supplement, subject to certain exceptions. The underwriter at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreement are waived, then the Lock-Up Parties will be able to sell our common stock into the public markets.
We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.
Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.
Our stock price may be volatile.
The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents incorporated by reference in this prospectus supplement, or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. The market price of our common stock could also be affected by possible sales of our common stock by investors who view our existing convertible notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against companies that experienced such volatility.
There may be future sales or other dilution of our common stock, which may adversely affect the market price of our common stock.
Except as described under the heading “Underwriting,” we are not restricted from issuing additional common shares, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. In addition, we may be required to issue a significant amount of our common stock upon conversion of our Convertible Senior Notes if we determine to settle such conversions with shares of our common stock or a combination of cash and shares of our common stock. We also have the ability to issue an additional 315,072 common stock based awards under such plans. The issuance of additional common stock will dilute the ownership interest of existing stockholders. Sales of a substantial number of common stock or other equity-related securities in the public market could depress the market price of our common stock, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of the common stock or other equity-related securities would have on the market price of the common stock. The price of the common stock could be affected by sales of the common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity.

USE OF PROCEEDS
The proceeds from the sale of the shares offered pursuant to this prospectus supplement are solely for the account of the selling stockholders. Accordingly, we will not receive any of the proceeds from the sale of the shares offered by this prospectus supplement. See “Selling Stockholders” and “Underwriting” below.

SELLING STOCKHOLDERS
The 2,300,000 shares of common stock covered by this prospectus supplement (the “Shares”), which amount includes 300,000 shares that may be sold upon exercise in full of the underwriter’s option to purchase additional shares, for the purpose of covering overallotments, if any, consist of shares of common stock acquired by the selling stockholders pursuant to the transactions described in the footnotes below with respect to the relevant selling stockholder or elsewhere in the base prospectus, this prospectus supplement or the documents incorporated herein by reference.
The table below presents information regarding the selling stockholders and the number of Shares the selling stockholders are offering under this prospectus supplement. The following table presents, based upon information currently known by us: (i) the number of Shares held of record or beneficially by the selling stockholders as of such date (as determined below), (ii) the number of Shares offered under this prospectus supplement by the selling stockholders (iii) the number of additional Shares which may be offered under this prospectus supplement pursuant to the underwriter’s option to purchase additional shares and (iv) the number of Shares of our common stock that such stockholders will own after completion of this offering (assuming the underwriter does not exercise its option to purchase additional shares or exercises such option in full) and (v) the percentage of Shares of our common stock that such stockholders will own after completion of this offering. The beneficial ownership of the common stock set forth in the following table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based on 19,094,836 shares of our common stock outstanding as of February 8, 2021, and the information is not necessarily indicative of beneficial ownership for any other purpose.
The number of shares in the columns entitled “Offered Pursuant to this Prospectus” and “Offered Pursuant to this Prospectus Pursuant to the Underwriter’s Option” represent all of the Shares that the selling stockholders may offer under this prospectus supplement and may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute the Shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all Shares offered by the selling stockholders hereunder and assuming the underwriter does not exercise its option to purchase additional shares or exercises such option.
The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders named below. None of the selling stockholders has had any material relationship with the Company within the past three years.
Name of Selling Stockholders	Beneficially Owned as of February 8, 2021	Offered Pursuant to this Prospectus	Offered Pursuant to this Prospectus Pursuant to the Underwriter Option	Beneficially Owned upon Completion of this Offering(2)	Percentage Of Common Stock Beneficially Owned upon Completion of this Offering(2)
Standard General Master Fund L.P.(1)	1,191,265	427,545	64,132	699,688	3.7%
Standard General Master Fund II L.P.(1)	2,795,812	1,003,418	150,513	1,641,881	8.6%
Standard General Focus Fund L.P.(1)	560,494	66,761	10,014	483,719	2.5%
P Standard General Ltd.(1)	1,399,485	502,276	75,341	821,868	4.3%
(1)
Soohyung Kim is the Managing Partner and Chief Investment Officer of Standard General L.P. and a director of the general partner of Standard General L.P. Mr. Kim may be deemed to beneficially own, and have shared voting and/or investment control over, the shares beneficially owned by each of the selling stockholders. David Glazek, the chairman of our Board of Directors, is a Partner of Standard General L.P. The business address of both Standard General L.P. and Mr. Kim is 767 Fifth Avenue, 12th Floor New York, NY 10153.

(2)	Assumes the exercise in full of the underwriter’s option to purchase additional shares.

UNDERWRITING
We, the selling stockholders and the underwriter for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, the underwriter has severally agreed to purchase from the selling stockholders the number of shares of our common stock set forth opposite its name below.
Underwriter	Number of Shares
Barclays Capital Inc.	2,000,000
Total	2,000,000
The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent and that the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below. If the underwriter defaults, the underwriting agreement provides that the underwriting agreement may be terminated.
We and the selling stockholders have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriter may be required to make in respect thereof.
The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Overallotment Option to Purchase Additional Shares. The Standard General Funds have granted to the underwriter an option to purchase up to 300,000 additional shares of common stock at the public offering price, less the underwriting discount. The underwriter's option to purchase shares to cover allotments is only exercisable for a period of two business days. The underwriter may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of common stock offered hereby.
Discounts and Commissions. The following table shows the public offering price, underwriting discount and commissions and proceeds, before expenses to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.
We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $200,000 and are payable by us.
	Total
	Per Share	Without Over- Allotment	With Over Allotment
Public offering price	$56.00	$112,000,000	$128,800,000
Underwriting discount	$0.55	$1,100,000	$1,265,000
Proceeds, before expenses, to selling stockholders	$55.45	$110,900,000	$127,535,000
The underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriter may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $0.10 per share. If all of the shares are not sold at the public offering price, the underwriter may change the offering price and other selling terms.
Stabilization. In connection with this offering, the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.
•
Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•
Overallotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any short position by exercising its overallotment option and/or purchasing shares in the open market. The result of the two-business day exercise period of overallotment option, as opposed to a 30-day period, may create additional downward pressure on the price of the shares following this offering.
•
Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriter sells more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Lock-Up Agreements. Pursuant to certain “lock-up” agreements, we and the selling stockholders, have agreed, subject to certain exceptions, not to (i) offer, sell, assign, transfer, contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or announce the intention to otherwise dispose of, directly or indirectly or (ii) enter into any swap or similar agreement or arrangement that transfers to another, in whole or in part, the economic consequence of ownership of, directly or indirectly, subject to the exceptions noted below, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Barclays Capital Inc., for a period of 75 days after the date of the pricing of the offering (the “Lock-Up Period”).
This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock or that derives value therefrom. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to employee benefit plans, (b) issue common stock upon exercise of outstanding options, warrants or convertible notes, (c) issue securities in connection with acquisitions or similar transactions, (d) file registration statements on Form S-8, or (e) file a registration statement on Form S-3 to comply with registration rights provided to certain of the selling stockholders or to refresh the primary component of the registration statement of which this prospectus supplement forms a part upon expiration of this registration statement; provided that no sales may be made under such registration statement during the lockup period. The exceptions permit parties to the lock-up agreements, among other things and subject to restrictions, to: (a) make certain bona fide gifts, (b) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any stockholders, partners, members of, or owners of similar equity interests in, the party, or to an affiliate of the party, provided that such transferees agree to be bound by the lock-up provisions, (c) transfer to any affiliate, provided that such affiliate agrees to be bound in writing by the lock-up provisions, (d) sell and transfer by participants in the Company’s stock incentive plans in order to reimburse or pay federal income tax and withholding obligations in connection with the vesting of options, restricted stock grants, restricted stock unit and similar equity awards, provided that any securities underlying such restricted stock grants continue to be subject to the terms of the

Lock-Up Agreement and (e) transfer securities under a trading plan pursuant to Rule 10b5-1 under the Exchange Act that is existing as of the date of the Lock-Up Agreement. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.
Barclays Capital Inc., in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common stock and other securities from lock-up agreements, Barclays Capital Inc.will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request.
Canada. The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
United Kingdom. In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the United Kingdom of any shares at any time under the following exemptions under the UK Prospectus Regulation:
(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation, provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
In the United Kingdom, the offering is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offering and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.
Switzerland. The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.
European Economic Area. In relation to each Member State of the European Economic Area (each an “EEA State”), no shares have been offered or will be offered pursuant to the offering to the public in that EEA State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation, except that it may make an offer to the public in that EEA State of any shares at any time under the following exemptions under the EU Prospectus Regulation:
(a)	to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any EEA State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.
Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to the underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.
Other Relationships. The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain material U.S. federal income tax consequences to a Non-U.S. Holder (as defined below) of owning the shares of common stock sold pursuant to this offering. This discussion applies only to a Non-U.S. Holder that acquires shares of our common stock in this offering and that holds the shares of our common stock as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. This discussion does not apply to a holder that is a member of a class of persons subject to special rules, such as:
•	a broker or dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;
•	a bank or other financial institution;
•	an insurance company;
•	a tax-exempt organization;
•	a person holding shares of our common stock as part of a hedging, integrated, conversion, wash or constructive sale transaction or a straddle or synthetic security;
•	a partnership or other pass-through entity for U.S. federal income tax purposes (and investors therein);
•	a regulated investment company;
•	a real estate investment trust;
•	a qualified foreign pension fund;
•	a controlled foreign corporation;
•	a passive foreign investment company; or
•	a United States expatriate.
This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as of the date of this document. These authorities are subject to change, possibly on a retroactive basis.
If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in such an entity or arrangement holding shares of our common stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in our common stock.
This discussion does not represent a detailed description of the U.S. federal income tax consequences to a holder in light of its particular circumstances and does not cover U.S. state, local, non-U.S. or estate tax consequences that may apply to a holder of our common stock.
HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES UNDER THE CODE AND UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Dividends
Distributions, if any, made on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will first be treated as a return of capital which will reduce a non-U.S. Holder’s adjusted tax basis in its common stock, and to the extent the amount of the distribution exceeds the non-U.S. Holder’s adjusted tax basis, will thereafter be treated as capital gain from the sale or exchange of such common stock as described below under “—Gain on disposition of common stock.”
Dividends paid to a non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.
A non-U.S. Holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on disposition of common stock
Subject to the discussion of backup withholding below, any gain realized by a non-U.S. Holder on the sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

•	the non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•
we are or have been a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale or other taxable disposition in the same manner as if it were a United States person as defined under the Code. In addition, if any such non-U.S. Holder is a foreign corporation, the gain realized by such non-U.S. Holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

With respect to the third bullet point above, we believe we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if (i) such class of stock is “regularly traded,” as defined by applicable U.S. Treasury regulations, on an established securities market, and (ii) such non-U.S. Holder owned, directly, indirectly or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. Holder’s holding period for such stock. If the foregoing exception does not apply, and if we are or were to become a USRPHC, a purchaser may be required to withhold 15% of the proceeds payable to a non-U.S. Holder from a sale or other taxable disposition of our common stock and such non-U.S. Holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code).
Backup withholding and information reporting
Payors must generally report annually to the IRS and to each non-U.S. Holder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.
A non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder provides proper certification of foreign status on a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person), or such holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
FATCA
The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and other specified non-U.S. entities unless certain due diligence, reporting, withholding and certification requirements are satisfied.
As a general matter, FATCA imposes a 30% withholding tax on dividends on our common stock if paid to a foreign entity unless:
•
the foreign entity is a “foreign financial institution” that undertakes specified due diligence, reporting, withholding and certification obligations or, in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such an agreement;

•	the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors; or
•	the foreign entity otherwise is exempted under FATCA.
Prior to the issuance of proposed Treasury regulations, withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of common stock. However, the proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued.

If withholding is imposed under FATCA on a payment related to our common stock, a beneficial owner that is not a foreign financial institution and that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally may obtain a refund from the IRS by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

LEGAL MATTERS
Certain legal matters relating to the issuance and sale of the securities offered hereby will be passed upon for us and Standard General by Milbank LLP. Latham & Watkins LLP is acting as counsel to the underwriter. Morgan, Lewis & Bockius LLP is acting as counsel to the selling stockholders.

EXPERTS
The consolidated financial statements of Turning Point Brands, Inc. and its subsidiaries as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 incorporated in this Prospectus Supplement by reference from the Turning Point Brands, Inc. Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon incorporated herein by reference, and have been incorporated in this Prospectus Supplement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.turningpointbrands.com as soon as reasonably practicable after filing such documents with the SEC. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules).
We incorporate by reference the following documents or information filed with the SEC:
•
Our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 12, 2020 (including the portions of our proxy statement for our 2020 annual meeting of the stockholders incorporated by reference therein);

•
Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on April 28, 2020 , our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on July 28, 2020 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, filed with the SEC on October 27, 2020;

•
Our Current Reports on Forms 8-K filed with the SEC on April 8, 2020, April 30, 2020, June 10, 2020 (except with respect to Item 7.01 included therein), June 26, 2020, February 1, 2021 (only with respect to Item 8.01 and Exhibit 99.2), February 5, 2021 and February 11, 2021; and

•
All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this offering memorandum and prior to the closing of this Offering (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, unless expressly stated otherwise therein); and

•	The section entitled “Description of Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act, on May 4, 2016.
Any statement in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You may request, and we will provide, a copy of any or all of the documents incorporated by reference, including exhibits to these documents at no cost by writing or telephoning us at:
Turning Point Brands, Inc.
5201 Interchange Way
Louisville, Kentucky 40229
Attn: Investor Relations
Telephone: (502) 778-4421

PROSPECTUS

Turning Point Brands, Inc.
$200,000,000
Common Stock
Preferred Stock
Depositary Shares
Warrants
Units
Selling Stockholder
6,442,280 Shares of Common Stock
From time to time, in one or more offerings, we may offer and sell up to $200,000,000 of aggregate initial offer price of our (i) common stock, (ii) preferred stock, (iii) depositary shares, (iv) warrants and (v) units, or any combination of these securities. Specific terms of such sales will be provided in supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with any of these offerings.
In addition, the selling stockholder named in this prospectus may from time to time, in one or more offerings, offer and sell up to 6,442,280 shares of common stock. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.
We have agreed to bear certain expenses of the registration of the common stock under the federal securities laws on behalf of the selling stockholder.
Our common stock is listed on the NYSE under the symbol “TPB.” On August 13, 2020 the closing price of our common stock was $29.33 per share.
We may offer and sell these securities and the selling stockholder may offer and sell the common stock to or through one or more underwriters, dealers and agents, or directly to investors, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. The securities may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 15 of this prospectus or by any means described in any applicable prospectus supplement.
Any prospectus supplements and related free writing prospectuses may add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement (to the extent required), together with the documents we incorporate by reference, before you invest in our securities.
Investing in our securities involves certain risks. See “Risk Factors” herein, as well as in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus, including “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, as such discussion may be updated from time to time in other filings we may make with the Securities and Exchange Commission, for a discussion of the factors you should carefully consider before deciding to purchase these securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 14, 2020

You should rely only on the information contained in this prospectus or in any prospectus supplement or free-writing prospectus we may authorize to be delivered or made available to you. Neither we, nor the selling stockholder nor the underwriters (or any of our or their respective affiliates) have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, nor the selling stockholder nor the underwriters (or any of our or their respective affiliates) take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholder and the underwriters (or any of our or their respective affiliates) are not making an offer to sell our securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus, any prospectus supplement or any free writing prospectus is only accurate as of the date on the front cover page of this prospectus, any prospectus supplement or any free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.
Unless the context otherwise indicates, the terms the “Company,” “we,” “us” and “our” used in this prospectus refer to Turning Point Brands, Inc. and its consolidated subsidiaries. References to “TPB” refer to Turning Point Brands, Inc. without any of its subsidiaries. Unless the context otherwise requires, the phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement(s).
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell up to $200,000,000 in total initial aggregate offering price of any combination of securities described in this prospectus, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholder may offer and sell, from time to time, in one or more offerings, up to 6,442,280 shares of our common stock.
The accompanying prospectus supplement, if any, may add, update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, if any, you should rely on the information in the accompanying prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. You should read both this prospectus and the accompanying prospectus supplement, if any, and any free writing prospectus together with the additional information described under “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” herein, the accompanying prospectus supplement and any related free writing prospectus, and under similar headings in any other documents that are incorporated by reference into this prospectus, the accompanying prospectus supplement and any related free writing prospectus.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We may also make forward-looking statements in other reports filed with the SEC, in materials delivered to stockholders and in press releases. In addition, our representatives may from time to time make oral forward-looking statements. These forward-looking statements, including, in particular, statements about our plans, strategies, prospects and industry estimates are subject to risks and uncertainties. These statements identify prospective information and include words such as “intends,” “plans,” “believes,” “estimates,” “expects,” “could,” “predicts,” “assumes” and similar expressions. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the SEC, other information sent to our stockholders, and other written materials.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. The matters referred to in the forward-looking statements contained or incorporated by reference in this prospectus may not in fact occur. We caution you therefore against relying on any of these forward-looking statements.
Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:
•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;

•	our business may be damaged by events outside of our suppliers’ control, such as the impact of epidemics (e.g., coronavirus), political upheavals, or natural disasters;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	our products are subject to developing and unpredictable regulation, for example, current court action moving forward certain substantial Pre Market Tobacco Application obligations;
•	some of our products contain nicotine, which is considered to be a highly addictive substance;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco- and vapor-related taxes;
•	our amount of indebtedness;
•	the terms of our current and future credit facilities, which may restrict our current and future operations;
•	possible significant increases in tobacco-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	our amount of indebtedness;
•	the terms of our credit facilities, which may restrict our current and future operations;
•	intense competition and our ability to compete effectively;
•	uncertainty and continued evolution of markets containing our NewGen products;
•	significant product liability litigation;
•	the scientific community’s lack of information regarding the long-term health effects of certain substances contained in some of our products;
•	requirement to maintain compliance with master settlement agreement escrow account;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	failure to manage our growth;
•	failure to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	sensitivity of end-customers to increased sales taxes and economic conditions;
•	failure to comply with certain regulations;

•	departure of key management personnel or our inability to attract and retain talent;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;
•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors (as defined below). These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us; and

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.
Other factors that could cause or contribute to such differences include, but are not limited to, those that are discussed in other documents we file with the SEC. Any forward-looking statement made by us in or through incorporation by reference in this prospectus speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are required to file annual, quarterly and current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.turningpointbrands.com as soon as reasonably practicable after filing such documents with the SEC. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement and (ii) after the date of the filing of this registration statement and prior to its effectiveness (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules).
•
Our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 12, 2020 (including the portions of our proxy statement for our 2020 annual meeting of the stockholders incorporated by reference therein);

•	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2020 filed with the SEC on April 28, 2020 and the quarterly period ended June 30, 2020 filed with the SEC on July 28, 2020;

•
Our Current Reports on Forms 8-K filed with the SEC on April 8, 2020, April 30, 2020, June 10, 2020 (except with respect to Item 7.01 included therein), June 26, 2020, July 8, 2020 (except with respect to Item 2.02 included therein), July 13, 2020, and July 16, 2020; and

•	The section entitled “Description of Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act, on May 4, 2016.
Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request, and we will provide, a copy of these filings at no cost by writing or telephoning us at:
Turning Point Brands, Inc.
5201 Interchange Way
Louisville, Kentucky 40229
Attn: Investor Relations
Telephone: (502) 778-4421
v

THE COMPANY
Overview
We are a leading independent provider of Other Tobacco Products (“OTP”) and adult consumer alternatives in the U.S. We estimate the OTP industry generated approximately $11.5 billion of manufacturer revenue in 2019. In contrast to manufactured cigarettes, which have been experiencing declining volumes for decades based on data published by the Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the OTP industry is demonstrating increased consumer appeal with low to mid-single digit consumer unit growth as reported by Management Science Associates, Inc. (“MSAi”), a third-party analytics and information company. We were the 6th largest competitor in terms of total OTP consumer units sold during 2019. We sell a wide range of products across the OTP spectrum; however, we do not sell cigarettes. Our portfolio of brands includes some of the most widely recognized names in the OTP industry, such as Zig-Zag®, Beech-Nut®, Stoker’s®, Trophy®, VaporBeast®, Solace®, and VaporFi®. We currently ship to approximately 900 distributors with an additional 100 secondary, indirect wholesalers in the U.S. that carry and sell our products. We operate in three segments: (i) Smokeless products, (ii) Smoking products, and (iii) NewGen products. Under the leadership of a senior management team with an average of 24 years of experience in the tobacco industry, we have grown and diversified our business through new product launches, category expansions, and acquisitions while concurrently improving operational efficiency.
We have identified additional growth opportunities in the emerging alternatives market. In January 2019, we established our subsidiary, Nu-X Ventures (“Nu-X”) dedicated to the development, production and sale of alternative products and acquisitions in related spaces. The creation of Nu-X allows us to leverage our expertise in traditional OTP management to alternative products. Our management team has over 100 years of experience navigating federal, state and local regulations that are directly applicable to the growing alternatives market. In July 2019, we acquired the assets of Solace Technology (“Solace”). Solace is an innovative product development company which established one of the top e-liquid brands and has since grown into a leader in alternative products. Solace’s legacy and innovation will enhance Nu-X’s strong and nimble development engine. In July 2019, we acquired a 30% stake in ReCreation Marketing (“ReCreation”). ReCreation is a specialty marketing and distribution firm focused on building brands in the Canadian smoking, vaping and alternative products categories. The investment will leverage ReCreation’s significant expertise in marketing and distributing tobacco and cannabis products throughout Canada. The investment is part of Nu-X and we plan to make additional investments, partnerships and acquisitions to drive the business of Nu-X. These endeavors will enable us to continue to identify unmet customer needs and provide quality products that we believe will result in genuine customer satisfaction and foster the growth of revenue.
We believe there are meaningful opportunities to grow through acquisitions and joint ventures across all product categories. As of December 31, 2019, our products are available in approximately 185,000 U.S. retail locations which, with the addition of retail stores in Canada, brings our total North American retail presence to an estimated 210,000 points of distribution. Our sales team targets widespread distribution to all traditional retail channels, including convenience stores.
Corporate Information
We were incorporated in 2004 in Delaware under the name North Atlantic Holding Company, Inc. On November 4, 2015, we changed our name to Turning Point Brands, Inc. Our principal executive offices are located at 5201 Interchange Way, Louisville, Kentucky 40229, and our telephone number is (502) 778-4421. Our common stock is listed on the New York Stock Exchange under the symbol “TPB.” Our website is www.turningpointbrands.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.
Implications of Being an Emerging Growth Company
We are an “emerging growth company” as defined under the federal securities laws. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Investors may find our common stock less attractive because we may rely on these exemptions, which include but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to opt out of the extended transition period for complying with the revised accounting standards.
If investors find our common stock less attractive as a result of exemptions and reduced disclosure requirements, there may be a less active trading market for our common stock and the price of our common stock may be more volatile or decrease.
RISK FACTORS
An investment in our securities involves a high degree of risk. You should consider carefully the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q filed with the SEC and other filings we make with the SEC from time to time incorporated herein by reference, as well as other information in or incorporated by reference in this prospectus and the “Risk Factors” section in this prospectus and any applicable prospectus supplement or related free writing prospectus, before purchasing our securities. Each of these risk factors, as well as any additional risks and uncertainties not known to us or currently deemed immaterial, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.
USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities offered by us in this prospectus will be used for general corporate purposes, including working capital, repayment of indebtedness, acquisitions and other business purposes. We may also invest the proceeds in certificates of deposit, United States government securities, certain other interest-bearing securities or money market securities until the proceeds are applied for specified purposes. If we decide to use the net proceeds from a particular offering for a specific purpose other than as set forth above, we will describe that purpose in the related prospectus supplement.
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

SELLING STOCKHOLDER
The selling stockholder indicated below may resell from time to time up to 6,442,280 shares of our common stock (plus an indeterminate number of shares of our common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act). Unless the context otherwise requires, as used in this prospectus, “selling stockholder” includes the selling stockholder named in the table below and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholder as the result of a gift, pledge, partnership distribution or other transfer after the date of this prospectus, and any such persons will be named in the applicable prospectus supplement.
The following table, based upon information currently known by us, sets forth as of August 3, 2020: (i) the number of shares of common stock held of record or beneficially by the selling stockholder as of such date (as determined below) and (ii) the number of shares that may be offered under this prospectus by the selling stockholder. The beneficial ownership of the common stock set forth in the following table is determined in accordance with Rule 13d-3 under the Exchange Act based on 19,221,930 shares of common stock outstanding as of July 20, 2020, and the information is not necessarily indicative of beneficial ownership for any other purpose.
The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.
	Common Stock
Name of Selling Stockholder	Beneficially Owned as of August 3, 2020(1)	Offered Pursuant to this Prospectus(1)	Beneficially Owned upon Completion of this Offering(1)	Percentage Of Common Stock Beneficially Owned upon Completion of this Offering(1)
Standard General L.P.(2)(3)	6,442,280	6,442,280	—	*
*	Indicates percentage ownership below 1.0%
(1)
We do not know when or in what amounts the selling stockholder may offer shares of common stock for sale. The selling stockholder may decide not to sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all, some or none of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that the selling stockholder will sell all of its shares of our common stock covered by this prospectus.

(2)
Consists of the shares beneficially owned by Standard General Master Fund L.P. (“Master Fund”), Standard General Master Fund II L.P. (“Master Fund II”), P Standard General Ltd. (“P Standard”) and Standard General Focus Fund L.P. (“Focus Fund” and, collectively with Master Fund, Master Fund II and P Standard, the “Funds”) and 95,224 shares owned by Standard General L.P. (collectively with the Funds, the “Standard General Entities”). The common stock owned by the Funds consists of shares of common stock received by the Funds in connection with the Company’s merger with Standard Diversified, Inc. on July 16, 2020, as well as 1,534 shares of common stock previously received by Focus Fund from Mr. Thomas Helms in lieu of repayment of a number of loans Standard General L.P. made to Mr. Helms that were secured by shares of our common stock held by Mr. Helms and Helms Management Corp., an entity controlled by Mr. Helms.

(3)
Soohyung Kim is the Managing Partner and Chief Investment Officer of Standard General L.P. and a director of the general partner of Standard General L.P. Mr. Kim may be deemed to be beneficially own, and have shared voting and/or investment control over the shares beneficially owned by the Standard General Entities. Mr. Glazek is a Partner of Standard General L.P. and is chairman of our board of directors. The business address of Standard General L.P. is 767 Fifth Avenue, 12th Floor New York, NY 10153.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our second amended and restated certificate of incorporation (our “certificate of incorporation”), bylaws and other rights of holders of our capital stock. We refer you to our certificate of incorporation and bylaws, copies of which are incorporated by reference herein.
Authorized Capitalization
Our authorized capital stock consists of 190,000,000 shares of common stock, par value $0.01 per share, 10,000,000 shares of non-voting common stock, par value $0.01 per share and 40,000,000 shares of preferred stock, par value $0.01 per share, of which 19,221,930 shares of common stock, no shares of non-voting common stock and no shares of preferred stock were issued and outstanding as of July 20, 2020.
Common Stock
Voting Rights
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. Our common stock has the exclusive right to vote for the election of directors and for all other purposes. Our common stock votes together as a single class.
Dividends
Holders of shares of common stock and non-voting common stock are entitled to receive, ratably, all dividends, if any, declared by our board of directors out of funds legally available for dividends.
Liquidation Rights
Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors, if any, the holders of our common stock and non-voting common stock will be entitled to receive, pro rata, our remaining assets available for distribution.
Other Rights
Holders of our common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of our preferred stock which we may issue in the future. Our board of directors has the authority to issue up to the authorized number of shares of common stock without additional approval by our stockholders.
Restrictions on Ownership by Restricted Investors
Our certificate of incorporation limits the ownership of our common stock by individuals and entities that are “Restricted Investors.” For purposes of our certificate of incorporation, a “Restricted Investor” is defined as: (i) any entity that directly or indirectly manufactures, sells, markets, distributes or otherwise promotes cigarette paper booklets, filter tubes, injector machines or filter tips in the United States, the District of Columbia, the territories, possessions and military bases of the United States and the Dominion of Canada (a “Bolloré Competitor”), (ii) any entity that owns more than a 20% equity interest in any Bolloré Competitor, or (iii) any person who serves as a director or officer of, or any entity that has the right to appoint an officer or director of, any Bolloré Competitor or of any Entity that owns more than a 20% equity interest in any Bolloré Competitor.
Among other things, our certificate of incorporation:
•
limits ownership of our common stock by any Restricted Investor to 14.9% of outstanding common stock and shares convertible or exchangeable therefor (including our non-voting common stock) (the “Permitted Percentage”);

•
provides that any issuance or transfer of shares in excess of the Permitted Percentage to any Restricted Investor will be ineffective and that neither we nor our transfer agent will register such purported issuance or transfer of shares or be required to recognize the purported transferee or owner as our stockholder for any purpose whatsoever except to exercise our remedies thereunder;

•	permits withholding of dividends and suspends voting rights with respect to any shares held by any Restricted Investor that exceed the Permitted Percentage;
•	permits us to require submission of such documentary and other evidence of status to aid determination of the percentage ownership of our capital stock by such holder;
•	permits our board of directors to authorize us to redeem any shares held by any Restricted Investor that exceeds the Permitted Percentage; and
•	permits our board of directors to make such determinations to ascertain ownership and implement such measures as reasonably may be necessary.
Non-Voting Common Stock
Voting Rights
Holders of our non-voting common stock are not entitled to a vote on any matter submitted to a vote of the stockholders, generally, including the election of directors. Notwithstanding the foregoing, holders of our non-voting common stock are entitled to vote as a separate class on matters involving amendments to the terms of our non-voting common stock that would significantly and adversely affect the rights or preferences of the non-voting common stock.
Dividends
Holders of our non-voting common stock are entitled to receive, ratably with holders of our common stock, all dividends, if any, declared by our board of directors out of funds legally available for dividends.
Liquidation
Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors, if any, the holders of our non-voting common stock and common stock will be entitled to receive, pro rata, our remaining assets available for distribution.
Other Rights
Holders of our non-voting common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities, except as described below. The rights, preferences and privileges of holders of our non-voting common stock are subject to the rights of the holders of any shares of our preferred stock which we may issue in the future.
Our non-voting common stock, which is identical to the common stock, with the exception of voting rights, is convertible into shares of our common stock on a one-for-one basis at the sole discretion of our board of directors.
Our board of directors has the authority to issue up to the authorized number of shares of non-voting common stock without additional approval by our stockholders.
Preferred Stock
We are authorized to issue up to 40,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on and to issue up to the authorized number of shares of preferred stock without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock.
Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws
Several provisions of our certificate of incorporation and our amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Election and Removal of Directors
Our certificate of incorporation does not provide for cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our certificate of incorporation also provides that a director may be removed at any time, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Company then entitled to vote at an election of directors, voting together as a single class. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Limited Actions by Stockholders
Our certificate of incorporation and our bylaws provide that special meetings of our stockholders entitled to vote may be called only by the board of directors acting pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. The business transacted at the special meeting is limited to the business that was brought before the meeting by or at the direction of the board of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our bylaws provide that stockholders entitled to vote seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 45 days nor more than 75 days prior to the anniversary date of the date on which we mailed our proxy materials for the immediately preceding year’s annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede a stockholder’s ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.
Preferred Shares
Our certificate of incorporation gives our board of directors the sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control.
Amendment of Certificate of Incorporation and Bylaws
We may amend our certificate of incorporation in accordance with the requirements of the DGCL; provided, however, that an affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company then entitled to vote thereon, voting together as a single class, is required to amend or to repeal certain provisions of our certificate of incorporation, including the provisions relating to the number of directors, director and officer indemnification and certain amendments of our certificate of incorporation and our bylaws. Our bylaws may be amended by a majority vote of the full board of directors, or by a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company then entitled to vote thereon, voting together as a single class.
Board of Directors Vacancies
Our certificate of incorporation and our amended and restated bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be determined only by resolution adopted by a majority vote of the full board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Delaware Takeover Statute
We have opted out of Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder, as defined below, for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (662/3%) of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.
Forum for Adjudication of Disputes
Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting breach of a fiduciary duty owed by any director, officer or other employee of ours, any action asserting a claim arising pursuant to the DGCL or any action asserting a claim governed by the internal affairs doctrine. Although we have included a choice of forum provision in our certificate of incorporation, it is possible that a court could rule that such provision is inapplicable or unenforceable. In addition, this provision would not affect the ability of our stockholders to seek remedies under the federal securities laws.
Corporate Opportunity
Our certificate of incorporation provides that the doctrine of “corporate opportunity” does not apply against Standard General or any of its “Affiliates” (as defined below) in a manner that would prohibit them from investing in competing businesses or doing business with our clients or customers. In addition, Standard General and its Affiliates are permitted to engage in business activities or invest in or acquire businesses which may compete with our business or do business with any client of ours. Our Certificate defines “Affiliate” as, with respect to Standard General and subject to certain limitations, any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with Standard General.
Registration Rights Agreement
In connection with the completion of our initial public offering, we entered into a registration rights agreement with Standard General and certain other stockholders. Under the registration rights agreement Standard General can, subject to certain limitations, require that we register for resale its shares of our common stock. If we are eligible to register the sale of our securities on Form S-3 under the Securities Act, Standard General can require us to register the sale of our common stock held by them on Form S-3. The registration rights agreement also provides Standard General with certain “piggy-back” registration rights.
Directors’ Liability; Indemnification of Directors and Officers
Our certificate of incorporation and amended and restated by-laws limit the liability of our officers and directors to the fullest extent permitted by the DGCL and provide that we will provide them with customary indemnification. We have customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Transfer Agent
The transfer agent for our common stock is EQ Shareowner Services.

Securities Exchange
Our common stock is listed on the NYSE under the symbol “TPB.”

DESCRIPTION OF DEPOSITARY SHARES
General
We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.
We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC in connection with our offering of the depositary shares, and you should read such documents for provisions that may be important to you.
As of the date of this prospectus, we had no depositary shares issued and outstanding.
Dividends and Other Distributions
The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.
If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.
Liquidation Preference
If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of us, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.
Withdrawal of Stock
Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.
Redemption of Depositary Shares
Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.
After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.
Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:
•	all outstanding depositary shares have been redeemed; or
•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.
Notices
The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.
Limitation of Liability
Neither we nor the depositary will be liable if either we or it is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF WARRANTS
The following description of the warrant agreements summarizes certain general terms that will apply to the warrants that we may issue. The description is not complete, and we refer you to the warrant agreements, which will be filed with the SEC in connection with our offering of any warrants and will be available as described under the heading “Where You Can Find More Information” in this prospectus.
We may issue warrants to purchase common stock, preferred stock or other securities. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement. The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. These terms will include some or all of the following:
•	the title of warrants;
•	the aggregate number of warrants offered;
•	the price or prices at which the warrants will be issued;
•	the currency or currencies, including composite currencies, in which the prices of the warrants may be payable;
•	the designation, number and terms of the common stock, preferred stock or other securities or rights, including rights to receive;
•	payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable;
•	upon exercise of the warrants and procedures by which those numbers may be adjusted;
•	the dates or periods during which the warrants are exercisable;
•	the designation and terms of any securities with which the warrants are issued as a unit;
•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;
•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;
•	any minimum or maximum amount of warrants that may be exercised at any one time;
•	any terms relating to the modification of the warrants; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.
Holders of warrants will not be entitled to:
•	vote, consent or receive dividends;
•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or
•	exercise any rights as stockholders of TPB.
Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock or other security.

DESCRIPTION OF UNITS
We may issue, in one or more series, units consisting of common stock and/or warrants for the purchase of common stock in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered. The prospectus supplement will describe:
•
the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;
•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and
•	whether the units if issued as a separate security will be issued in fully registered or global form.
While the terms summarized above will apply generally to any units that we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described above. The form of unit agreement, including any related agreements or certificates, relating to any particular issue of units will be filed with the SEC promptly in connection with our offering of the units, and you should read such documents for provisions that may be important to you. The material provisions of the units and any unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and related agreements and certificates applicable to the particular series of units that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete unit agreements and related agreements and certificates that contain the terms of the units.

PLAN OF DISTRIBUTION
We are registering common stock, preferred stock, depositary shares, warrants and units with an aggregate offering price not to exceed $200,000,000, to be sold by us under a “shelf” registration process. In addition, on behalf of the selling stockholder, we are registering 6,442,280 shares of our common stock for resale by the selling stockholder.
If we or the selling stockholder offer securities under this prospectus, we will amend or supplement this prospectus, in the case of the selling stockholder if such a supplement is required, by means of an accompanying prospectus supplement setting forth the specific terms and conditions and other information about that offering as is required or necessary.
We and/or the selling stockholder (which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer) may sell the securities in any of the following ways (or in any combination) from time to time:
•	to or through underwriters, brokers or dealers;
•	directly to one or more purchasers;
•	through agents;
•	“at the market offerings” to or through market makers or into an existing market for the securities;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	privately negotiated transactions;
•	short sales (including short sales “against the box”);
•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;
•	by pledge to secure debts and other obligations;
•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law and described in an applicable prospectus supplement.
The prospectus supplement, if required, will set forth the terms of the offering of such securities, including:
•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;
•
the public offering price of the securities and the proceeds to us and/or to the selling stockholder, as the case may be, and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	information about the selling stockholder, including the relationship between the selling stockholder and us.
Any public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers may be changed from time to time.
We and/or the selling stockholder may effect the distribution of the securities from time to time in one or more transactions either:
•	at a fixed price or prices, which may be changed from time to time;
•	at market prices prevailing at the time of sale;
•	at prices relating to the prevailing market prices; or

•	at negotiated prices.
The selling stockholder may act independently of us in making decisions with respect to the timing, manner and size of each of its sales.
The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. In such a case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.
If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. Depending on the type of offering, the underwriters may be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any over-allotment option). The underwriters may receive compensation from us or the selling stockholder, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions.
We or the selling stockholder may offer the securities covered by this prospectus into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto. To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell the securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell our securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then-prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement.
We or the selling stockholder may sell the securities through agents from time to time. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
If we or the selling stockholder utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we or the selling stockholder, as applicable, may sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by the dealer at the time of resale.
In effecting sales, broker-dealers or agents engaged by us or the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts, or concessions from us or the selling stockholder in amounts to be negotiated immediately prior to the sale. Such compensation may be in excess of customary discounts, concessions or commissions.
In connection with the sale of the securities or otherwise, we or the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities covered by this prospectus in the course of hedging the positions they assume. We or the selling stockholder may also sell short the securities covered by this prospectus and deliver the securities to close out short positions, or loan or pledge the securities covered by this prospectus to broker-dealers that in turn may sell these securities. We or the selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.
A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the common stock acquired in the distribution. A selling stockholder that is an individual may make gifts of shares of common stock covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees. Unless the context otherwise requires, as used in this prospectus, “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholder as the result of a gift, pledge, partnership distribution or other transfer after the date of this prospectus, and any such persons will be named in the applicable prospectus supplement.
Any underwriter, broker-dealer, or agent that participates in the distribution of the securities may be deemed to be an “underwriter” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement. Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement.
The aggregate proceeds to us and the selling stockholder from the sale of the any securities will be the purchase price of such securities less discounts and commissions, if any.
Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities is traded, in the over-the-counter market or otherwise.
Our common stock is listed on the NYSE under the symbol “TPB.”
Agents, broker-dealers and underwriters may be entitled to indemnification by us and, if applicable, the selling stockholder, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.
Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, us or the selling stockholder (or its affiliates) in the ordinary course of business. We and the selling stockholder may also use underwriters or other third parties with whom we or such selling stockholder have a material relationship. We and the selling stockholder (or its affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.
We and the selling stockholder are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling stockholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the actions of the Company, the selling stockholder and their respective affiliates.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling securities under this prospectus, we and/or the selling stockholder may sell the securities offered pursuant to other available exemptions from the registration requirements of the Securities Act.
LEGAL MATTERS
Certain legal matters relating to the issuance and sale of the securities offered hereby will be passed upon for us and the selling stockholder by Milbank LLP. Additional legal matters may be passed upon for us, the selling stockholder or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Turning Point Brands, Inc. and its subsidiaries as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 incorporated in this prospectus by reference from the Turning Point Brands, Inc. Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon incorporated herein by reference, and have been incorporated in this prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS SUPPLEMENT

Turning Point Brands, Inc.

Selling Stockholders

2,000,000 Shares of Common Stock
You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained or incorporated by reference in this prospectus supplement. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus supplement, nor any sale made hereunder, shall create any implication that the information in this prospectus supplement is correct after the date hereof.
February 16, 2021